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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ____________________

                                  SCHEDULE 13G
                              ____________________


             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 6)(1)
                                               ---




                          Boston Scientific Corporation
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                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
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                         (Title or Class of Securities)


                                   101137 10 7
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                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)



___________________

     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 101137 10 7                 13G                            PAGE 2 OF 6
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  1     NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        The Abele Childrens' Irrevocable Trust Dated October 29, 1979
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
        N/A                                                              (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        The United States of America
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           62,500,657
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,950,000
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   62,500,657
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,950,000
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        65,450,657
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                   [_]
        N/A
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
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CUSIP NO. 101137 10 7                 13G                            PAGE 3 OF 6
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ITEM 1(a).  NAME OF ISSUER:

            Boston Scientific Corporation., a Delaware corporation (the
            "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            One Boston Scientific Place
            Natick, MA  01760

ITEM 2(a).  NAME OF PERSON FILING:

            The Abele Childrens' Irrevocable Trust Dated October 29, 1979 (the "Reporting Person")

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Robert M. Dombroff, Trustee
            c/o Bingham McCutchen LLP
            One State Street
            Hartford, CT 06103

ITEM 2(c).  CITIZENSHIP:

            The United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.01 par value per share, (the "shares")

ITEM 2(e).  CUSIP NUMBER:

            101137 10 7

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CUSIP NO. 101137 10 7                 13G                            PAGE 4 OF 6
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ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
            CHECK WHETHER THE PERSON FILING IS A:

            (a) [_] Broker or dealer registered under section 15 of the Act (15
                    U.S.C. 78o).
            (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).
            (c) [_] Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).
            (d) [_] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C 80a-8).
            (e) [_] An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E);
            (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
            (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
            (h) [_] A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j) [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


ITEM 4.     OWNERSHIP:

            (a) Amount beneficially owned:                  65,450,657(2) shares
            (b) Percent of class:                           4.4%
            (c) Number of shares as to which such person has:
                (i)   Sole Power to vote or to direct the vote:
                      62,500,657 shares
                (ii)  Shared power to vote or to direct the vote:
                      2,950,000 shares
                (iii) Sole power to dispose or to direct the disposition of:
                      62,500,657 shares
                (iv)  Shared power to dispose or to direct the disposition of:
                      2,950,000 shares





___________________

(2) Includes 2,950,000 shares owned by three sub-trusts of the Reporting Person and of which Robert M. Dombroff shares investment and ownership control.
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CUSIP NO. 101137 10 7                 13G                            PAGE 5 OF 6
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [X]



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable.



ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not applicable.



ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP:

         Not applicable.



ITEM 10. CERTIFICATION:

         Not applicable.






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CUSIP NO. 101137 10 7                  13G                           PAGE 6 OF 6
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                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        February 14, 2007
                                                --------------------------------
                                                            (Date)



                                                By: /s/ Robert M. Dombroff
                                                    ----------------------------
                                                    Name:   Robert M. Dombroff
                                                    Title:  Trustee